                                                                     EXHIBIT 2.1


                       CONSOLIDATED FINANCIAL STATEMENTS



                             NOVALTA RESOURCES INC.

                               DECEMBER 31, 1993

                                AUDITORS' REPORT



To the Directors of
Novalta Resources Inc.

We have audited the consolidated balance sheets of Novalta Resources Inc. as at December 31, 1993 and 1992 and the consolidated statements of income, deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1993 and 1992 and the results of its operations and the changes in its financial position for the years then ended in accordance with accounting principles generally accepted in Canada.



Calgary, Canada                                        /s/ ERNST & YOUNG
January 21, 1994                                       Chartered Accountants

                             Novalta Resources Inc.
         (Incorporated under The Business Corporations Act of Alberta)

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                             (thousands of dollars)


                                                                          December 31,
                                                                          ------------
                                                                    1993                1992
                                                                    ----                ----
Current Assets
   Cash                                                           $    549             $   170

   Accounts receivable (net) {note 9}                               12,767               6,475

   Due from affiliates {note 3}                                      1,978               1,529

   Other                                                               911               1,076
                                                                  --------             -------
                                                                    16,205               9,250
                                                                  --------             -------
Fixed Assets {note 2}
   Petroleum and natural gas properties (successful efforts        217,791             217,976
     method of accounting for gas and oil properties)
   Other                                                             2,081               3,077
                                                                  --------             -------
                                                                   219,872             221,053
   Less accumulated depletion, depreciation and amortization        91,406              92,597
                                                                  --------             -------
                                                                   128,466             128,456
                                                                  --------             -------
Investments {note 7}                                                 4,164               -
                                                                  --------             -------




                                                                  $148,835            $137,706
                                                                  ========            ========




                      LIABILITIES AND SHAREHOLDER'S EQUITY




                                                               December 31,
                                                               ------------
                                                           1993            1992
                                                           ----            ----
Current Liabilities
   Accounts payable and accrued liabilities {note 10}   $ 8,949           $  5,656
   Due to NOVA Corporation of Alberta {note 3}              397                593
   Notes payable                                            -                  107
   Deferred production revenue {note 6}                     988              1,393
                                                        -------           --------
                                                         10,334              7,749
                                                        -------           --------
Deferred credits {note 6}                                 2,601              2,958
                                                        -------           --------
Deferred income taxes                                    12,234              7,431
                                                        -------           --------
Advance from Novacor Petrochemicals Ltd. {note 3}        85,154             85,154
                                                        -------           --------
Long-term debt [note 2]                                     -                5,500
                                                        -------           --------
Shareholder's equity
   Share capital
      Common shares Class A no par value
          Authorized: unlimited
          Issued: 100 shares                                  1                  1

      Preferred shares Class A, non-voting
          Authorized: unlimited
          Issued: 55,000 shares                          55,000             55,000

   Contributed surplus                                   26,650             26,650
   Deficit                                              (43,139)           (52,737)
                                                        -------           --------
                                                         38,512             28,914
                                                        -------           --------


                                                       $148,835           $137,706
                                                       ========           ========

                             See accompanying notes

                             Novalta Resources Inc.


                       CONSOLIDATED STATEMENTS OF INCOME



                             (thousands of dollars)


                                                                 Year ended December 31,
                                                                 -----------------------
                                                                 1993                1992
                                                                 ----                ----
Revenue
   Petroleum and natural gas sales                              $38,849             $34,321
   Brokered natural gas sales                                       933               4,616
   Other income                                                     156                 223
                                                                -------             -------
                                                                 39,938              39,160
                                                                -------             -------
Expenses
   Operating                                                     11,585              10,380
   Cost of natural gas sold                                         524               3,767
   Depletion, depreciation and amortization [note 4]             12,088              12,841
   Exploration                                                    2,102               1,789
   Interest on long-term debt                                     1,397               6,799
   General and administrative                                     2,524               1,802
   (Gain)/loss on dispositions                                   (4,002)                307
                                                                -------             -------
                                                                 26,218              37,685
                                                                -------             -------
Income  before  income taxes                                     13,720               1,475
                                                                -------             -------
Income taxes [note 8]
   Current income taxes                                           1,122                  59
   Deferred income taxes                                          4,803                 373
   Alberta royalty tax credit                                    (1,803)             (1,285)
                                                                -------             -------
                                                                  4,122                (853)
                                                                -------             -------
Net income  for the year                                        $ 9,598             $ 2,328
                                                                =======             =======

                             See accompanying notes

                             Novalta Resources Inc.


                       CONSOLIDATED STATEMENTS OF DEFICIT



                             (thousands of dollars)


                                                            Year ended December 31,
                                                            -----------------------
                                                            1993               1992
                                                            ----               ----
Deficit, beginning of year                                $52,737             $55,065

Net income for the year                                     9,598               2,328
                                                          -------             -------
Deficit, end of year                                      $43,139             $52,737
                                                          =======             =======


                             See accompanying notes

                             Novalta Resources Inc.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                             (thousands of dollars)


                                                            Year ended December 31,
                                                            -----------------------
                                                            1993               1992
                                                            ----               ----

Operating activities
   Net income                                             $ 9,598           $  2,328
   Depletion and depreciation                              12,088             12,841

   Exploration                                              2,102              1,789
   (Gain)/loss on dispositions                             (4,002)               307
   Deferred income taxes                                    4,803                373
                                                         --------           --------
                                                           24,589             17,638
                                                         --------           --------
   Investment income                                          (15)               -
   Changes in working capital other than cash [note 5]     (3,479)               635
                                                         --------           --------
                                                           21,095             18,273
                                                         --------           --------
Investing activities
   Petroleum and natural gas properties
        Exploration and development                       (16,774)            (4,945)
        Acquisitions                                       (3,066)               -
   Proceeds on dispositions                                10,447                568

   Other                                                     (378)              (495)
   Investment in EBOC Energy Ltd. [note 7]                 (4,149)               -
                                                         --------           --------
                                                          (13,920)            (4,872)
                                                         --------           --------
Financing activities
   Payment of long-term debt                               (5,500)           (67,000)

   Issue of preferred shares                                  -               55,000

   Issue of notes payable                                     -                  107
   Repayment of notes payable                                (107)               -

   Deferred credits [note 6]                               (1,189)            (1,271)
                                                         --------           --------
                                                           (6,796)           (13,164)
                                                         --------           --------
Increase  in cash                                             379                237

Cash (bank overdraft), beginning of year                      170                (67)
                                                         --------           --------
Cash , end of year                                       $    549           $    170
                                                         ========           ========


                             See accompanying notes

                             NOVALTA RESOURCES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Novalta Resources Inc. (the "Company") and its subsidiaries. Substantially all of the exploration and production activities of the Company are conducted jointly with others, and accordingly, these financial statements reflect only the Company's proportionate interest in such activities.

All amounts are reported in Canadian dollars.

FIXED ASSETS

Under the successful efforts method of accounting, costs of land acquisition, costs to drill and equip exploratory wells that find proved reserves, and costs to drill and equip development wells are capitalized. All other exploration costs, including costs to drill unsuccessful exploratory wells, geological and geophysical costs, and the costs of carrying and retaining unproved properties are expensed as incurred. Acquisition costs of unproved properties are amortized over the remaining term of the lease or until reserves are proved or the property is impaired and a loss is recognized at the time of impairment. Proved properties are carried at the lesser of cost or an ultimate recoverable amount.

Capitalized costs of proved oil and gas properties are amortized by the unit-of-production method based on reserve estimates prepared by an independent consultant using end of the year prices.

Other fixed assets are being depreciated using the declining balance method at annual rates varying from 10% to 50%, which are designed to amortize the costs of the assets over their estimated useful lives.

Future removal and site restoration costs for petroleum and natural gas properties are provided on the unit-of-production method.

INVESTMENTS

Investments are accounted for using the equity method of accounting.

COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted for the current year.

                             NOVALTA RESOURCES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




2. LONG-TERM DEBT

                                                                  At December 31,
                                                               1993             1992
                                                              (thousands of dollars)

Revolving term credit facility                              $     -            $ 5,500
                                                            =======            =======


As at December 31, the Company had a Revolving Term Credit Facility (the facility) with a borrowing base of $75,000,000, subject to annual review. The principal features of this facility were:

Maturity               -   December 31, 2000, with the amount available under
                           the facility being reduced quarterly by $2,750,000
                       -   current repayments were required to the extent
                           principal amounts outstanding exceed the borrowing base

Collateral             -   assignment of proceeds from certain long term
                           natural gas sales contracts
                       -   $150,000,000 floating charge debenture
                       -   assignment of book debts
                       -   assignment of present and future petroleum and
                           natural gas properties

Interest               -   varying rates over the term based on the method of
                           financing chosen which at December 31, 1992 were Canadian Dollar Loans at an effective rate of 7.63%

The Revolving Term Credit Facility, at the Company's request, was terminated on September 16, 1993.

At December 31, 1992, the Company had two interest rate swap agreements outstanding which had effectively fixed the interest rates on $40,000,000 of available borrowing at 11.01% and 11.10% for the years 1993 and 1994 respectively. The agreements were terminated during 1993.


3. RELATED PARTY TRANSACTIONS

The Company is an indirect wholly-owned subsidiary of NOVA Corporation of Alberta ("NOVA"). During 1993, NOVA transferred ownership of the Company to Novacor Petrochemicals Ltd. ("NPL"). All intercompany amounts disclosed in the consolidated financial statements relate to companies wholly-owned or affiliated with NOVA.

                             NOVALTA RESOURCES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




Transactions with related parties are as follows:

                                                             Year ended December 31,
                                                               1993            1992
                                                             (thousands of dollars)
Sales                                                       $ 20,146        $ 17,053
Services purchased from NOVA                                   1,586           1,152


Amounts due from affiliates is comprised of the following:

                                                                At December 31,
                                                              1993            1992
                                                             (thousands of dollars)
Novacor Chemicals Ltd.                                      $ 1,842          $  420
PanAlberta Resources Inc.                                       136             896
Other affiliates                                                -               213
                                                            -------          ------

                                                            $1,978           $1,529
                                                            ======           ======


Amounts due from affiliates, due to NOVA, and the advance from NPL have no specified terms of repayment and are non-interest bearing. NPL has indicated that it will not require repayment of the advance during the next year.


4. DEPLETION, DEPRECIATION AND AMORTIZATION

Depletion, depreciation and amortization consist of the following:

                                                             Year ended December 31,
                                                              1993            1992
                                                             (thousands of dollars)
Future removal and site restoration costs                    $   741         $   304
Depletion, depreciation and amortization                      11,347          12,537
                                                             -------         -------

                                                             $12,088         $12,841
                                                             =======         =======

                             NOVALTA RESOURCES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




5. CHANGES IN WORKING CAPITAL OTHER THAN CASH

                                                             Year ended December 31,
                                                               1993           1992
                                                             (thousands of dollars)
Accounts receivable                                         $(6,292)         $  821
Due from affiliates                                            (449)           (161)
Other                                                           165              57
Accounts payable                                              3,293             (38)
Due to NOVA                                                    (196)            (44)
                                                            -------          ------

                                                            $(3,479)         $  635
                                                            =======          ======



6. DEFERRED CREDITS

                                                                 At December 31,
                                                               1993           1992
                                                             (thousands of dollars)
Deferred credits consist of the following:
Deferred production revenue                                 $   988          $  2,381
Future site restoration and abandonment costs                 2,396             1,970
Other                                                           205               -
                                                            -------          --------

                                                              3,589             4,351
Less current amount of deferred production revenue             (988)           (1,393)
                                                            -------          --------

                                                             $2,601            $ 2,958
                                                             ======            =======


7. INVESTMENT IN EBOC ENERGY LTD.

During the year, the Company transferred petroleum and natural gas properties having a net book value of $3,958,000 to EBOC Energy Ltd. ("EBOC") in exchange for 32.25% of the shares of EBOC.

                             NOVALTA RESOURCES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




8. INCOME TAXES

Income tax expense varies from amounts computed by applying the Canadian federal and provincial statutory income tax rates to income before taxes as shown in the following table:

                                                               Year ended December 31,
                                                                1993            1992
                                                               (thousands of dollars)
     Statutory income tax rate                                 44.3%           44.3%

     Income before income taxes                             $13,720         $ 1,475

     Computed income tax expense                              6,078             653

     Increase (decrease) in taxes resulting from:
          Non-deductible crown charges                        3,627           2,464
          Federal resource allowance                         (3,431)         (2,908)
          Federal earned depletion allowance                   (967)            (27)
          Other                                                 618             250
                                                            -------         -------

     Income tax expense                                     $ 5,925         $   432
                                                            =======         =======


9. ACCOUNTS RECEIVABLE

                                                                 At December 31,
                                                               1993           1992

Trade                                                       $ 9,228         $ 2,569
Other                                                         4,498           4,618
Allowance for doubtful accounts                                (959)           (712)
                                                            -------         -------

                                                            $12,767         $ 6,475
                                                            =======         =======

10. ACCOUNTS PAYABLE

                                                                 At December 31,
                                                               1993           1992
Trade                                                       $ 6,607         $ 4,900
Income taxes                                                    697             -
Other                                                         1,645             756
                                                            -------         -------

                                                            $ 8,949         $ 5,656
                                                            =======         =======

                             NOVALTA RESOURCES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




11.   SUBSEQUENT EVENTS

On January 4, 1994, NPL, the Company's parent, sold its investment in the Company to Seagull Energy Canada Ltd., an indirect wholly owned subsidiary of Seagull Energy Corporation. On the same date, the Company and one of its subsidiaries, Amber Valley Energy Corporation, amalgamated, under the provisions of the Alberta Business Corporations Act, with Seagull Energy Canada Ltd. The resultant entity will operate under the name of Seagull Energy Canada Ltd.


12.   RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY
      ACCEPTED IN THE UNITED STATES OF AMERICA

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian basis") which conform to accounting principles generally accepted in the United States ("US basis") in most areas. The following reconciliations reflect the differences in these accounting principles, where applicable.

                                                                  Year ended December 31,
                                                                   1993            1992
                                                                  (thousands of dollars)
     Net income in accordance with Canadian basis                $ 9,598        $  2,328

     Deduct adjustments for income taxes:
         Current year                                                (74)           (64)
         Cumulative change in accounting principles                  -           (6,635)
                                                                 -------        -------

     Net income (loss) in accordance with US basis               $ 9,524        $(4,371)
                                                                 =======        =======

     Deferred income taxes                                       $19,007        $14,130
                                                                 =======        =======

    Deficit                                                      $49,912        $59,436
                                                                 =======        =======


SFAS 109 "Accounting for Income Taxes" requires the use of the liability method under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. Effective January 1, 1992, the Company adopted the provisions of FAS 109 for US basis accounting purposes. The cumulative effect of this change in accounting principle is included in the Company's consolidated net loss for US reporting purposes for the year ended December 31, 1992.

                             NOVALTA RESOURCES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





The principal temporary difference in calculating deferred income taxes relates to deductions for tax purposes in respect of plant, property and equipment in excess of depletion, depreciation and amortization provided for in the accounts.

Income tax expense varies from amounts computed by applying the Canadian federal and provincial statutory income tax rates to income before taxes as shown in the following table:

                                                                  Year ended December 31,
                                                                   1993           1992
                                                                  (thousands of dollars)
     Statutory income tax rate                                       44.3%          44.3%

     Income before income taxes                                  $ 13,720        $ 1,475

     Computed income tax expense                                    6,078            653

     Increase (decrease) in taxes resulting from:
          Non-deductible crown charges                              3,627          2,464
          Federal resource allowance                               (3,431)        (2,908)
          Other                                                      (275)           287
                                                                 --------        -------

     Income tax expense                                          $  5,999        $   496
                                                                 ========        =======


ADDITIONAL U.S. DISCLOSURES

a)   Summary of Major Customers

The following information is provided solely to comply with FAS 14 "Financial Reporting for Segments of a Business Enterprise". During the years ended December 31, 1993 and 1992, sales to the following companies individually comprised greater than 10% of revenue.

                                                              Year ended December 31,
                                                               1993            1992
                                                              (thousands of dollars)
     Novacor Chemicals Ltd.                                  $11,648        $  3,682
     Western Gas Marketing Limited                             7,922           5,219
     Pan-Alberta Gas Ltd.                                      4,469          10,643


                             NOVALTA RESOURCES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




b)  Supplementary Disclosure of Cash Flow Information

                                                            Year ended December 31,
                                                              1993         1992
                                                            (thousands of dollars)
Cash paid during the year for:

     Interest                                                $ 1,531      $ 6,511
     Income taxes                                                425           59
                                                              ------      -------

                                                             $ 1,956      $ 6,570
                                                             =======      =======


On a U.S. basis, proceeds on dispositions would be reflected net of the $4,149,000 Investment in EBOC Energy Ltd., and a corresponding amount would be reflected as non-cash investing activities.

Deferred credits in the amount of $1,189,000 in 1993 ($1,271,000 in 1992), which are reflected as a component of cash used in financing activities, would be reflected as a change in working capital other than cash on a U.S. basis. As a result of this adjustment, cash provided by operating activities would be $19,906,000 in 1993 ($17,002,000 in 1992) and cash used in financing activities would be $5,607,000 in 1993 ($11,893,000 in 1992).


c)  Fair Value of Financial Instruments

The estimated fair value of the Company's financial instruments as at December 31, 1993 and 1992 approximates their carrying value.

                             Novalta Resources Inc.


Unaudited Supplemental Financial Information - Gas and Oil Producing Activities

The following information has been included to comply with the United States Securities and Exchange Commission regulations and is presented in accordance with the Financial Accounting Standards Board Statement Statement 69 "Disclosures About Oil & Gas Producing Activities".


CAPITALIZED COSTS RELATING TO GAS AND OIL PRODUCING ACTIVITIES


                                                            December 31,
                                                        1993             1992
                                                        (thousands of dollars)
Proved properties                                     $212,308        $212,528
Unproved properties                                      5,483           5,448
                                                      --------        --------
                                                       217,791         217,976
Accumulated depreciation, depletion and amortization    90,107          90,748
                                                      --------        --------
                                                      $127,684        $127,228
                                                      ========        ========

COSTS INCURRED IN GAS AND OIL PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES

                                                      Year Ended December 31,
                                                        1993           1992
                                                      (thousands of dollars)
Acquisition of properties:
     Proved                                            $ 3,066           --
     Unproved                                            2,871          1,012
Exploration costs                                        5,691            363
Development costs                                        9,396          1,877
                                                       -------         ------
                                                       $21,024         $3,252
                                                       =======         ======

                      Novalta Resources, Inc.

RESULTS OF OPERATIONS FOR GAS AND OIL PRODUCING ACTIVITIES


                                                   Year Ended December 31,
                                                    1993              1992
                                                   (thousands of dollars)
Revenues                                          $ 40,652          $ 35,605
Lifting costs                                      (11,585)          (10,380)
                                                  --------          --------
                                                    29,067            25,225
                                                  --------          --------

General operating expense                           (2,472)           (1,950)
Exploration charges                                 (2,102)           (1,789)
Depreciation, depletion and amortization           (12,088)          (12,841)
                                                  --------          --------
Operating profit                                    12,405             8,645

Income tax expense (i)                              (5,357)           (2,531)
                                                  --------          --------
Results of operations from producing activities   $  7,048          $  6,114
                                                  ========          ========

(i) Income tax expense is calculated by applying the current effective tax rate to operating profit.


RESERVE QUANTITY INFORMATION  (ii)

                                                  Year Ended December 31,
                                                   1993               1992
                                               Gas       Oil      Gas      Oil
                                              (MMcf)    (Mbbl)   (MMcf)  (Mbbl)
Proved developed and undeveloped reserves:
     Beginning of year                        244,629   2,771   269,753   2,795
     Purchases of reserves in place             8,554     232     1,606     --
     Sale of reserves in place                (17,400)   (257)   (1,720)    --
     Revisions of previous estimates           21,331     431    (7,268)    (12)
     Extensions and discoverie                 18,499      19       993     402
     Production                               (18,231)   (413)  (18,735)   (414)
                                              -------   -----   -------    ----
     End of year                              257,382   2,783   244,629   2,771
                                              =======   =====   =======   =====
Proved developed reserves:
     Beginning of year                        181,963   2,248   198,394   2,091
                                              =======   =====   =======   =====
     End of year                              236,945   2,529   181,963   2,248
                                              =======   =====   =======   =====

(ii) Oil reserves stated in thousands of barrels (Mbbl), gas reserves stated in millions of cubic feet (MMcf).

                         Novalta Resources Inc.

The Company's standardized measure of future net cash flows and changes therein as of December 31, 1993 and 1992 are provided on the present value of future net revenues from proved gas and oil reserves estimated by independent petroleum engineers in accordance with the guidelines established by the Securities and Exchange Commission. These estimates were computed by applying appropriate current prices for gas and oil to estimated future production of proved gas and oil reserves over the economic lives of the reserves assuming continuation of existing conditions. Year end 1993 calculations were made utilizing average prices for gas and oil, condensate and natural gas liquids that existed at December 31, 1993 of $2.12 per Mcf and $12.57 per barrel , respectively. Income taxes are computed by applying the statutory federal and provincial tax rates to the net cash inflows relating to proved gas and oil reserves less the tax bases of the properties involved and giving effect to any tax credits and allowances relating to such properties. The reserve volumes provided by the independent petroleum engineers are estimates only and should not be construed as being exact quantities. These may or may not be recovered and may increase or decrease as a result of future operations of the Company and changes in market conditions.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS


                                                             At December 31,
                                                             1993       1992
                                                          (thousands of dollars)

Future cash inflows                                       $ 652,822   $ 417,502
Future development costs                                    (29,278)    (21,369)
Future production costs                                    (160,767)   (141,734)
                                                          ---------   ---------
Future net cash flows before income taxes                   462,777     254,399
10% annual discount                                        (211,953)   (116,329)
                                                          ---------   ---------
Discounted future net cash flows before income taxes        250,824     138,070
Discounted income taxes                                     (82,285)    (27,479)
                                                          ---------   ---------
Standardized measure of discounted future net cash flows  $ 168,539   $ 110,591
                                                          =========   =========


                             Novalta Resources Inc.

PRINCIPAL SOURCES OF CHANGES IN THE STANDARDIZED
MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS


                                                         Year Ended December 31,
                                                            1993        1992
                                                         (thousands of dollars)

Standardized measure of discounted future
  net cash flows, beginning of year                       $110,591    $114,442

     Purchases of reserves in place                          9,639         907
     Sale of reserves in place                             (10,702)       (942)
     Revisions of previous quantity estimates less
       related costs                                        23,208       (3,950)
     Extensions and discoveries less related costs          16,931        1,701
     Net changes in prices and production costs            101,659       (1,185)
     Development costs incurred during period and
       changes in estimated future development costs        17,655        1,698
     Sale of gas and oil produced during the period,
       net of lifting costs                                (29,067)     (25,225)
     Accretion of discount                                  13,807       14,784
     Net change in income taxes                            (54,806)       5,918
     Net change in Alberta royalty tax credit               (1,635)      (1,800)
     Other                                                 (28,741)       4,243
                                                          --------     --------
                                                            57,948       (3,851)
                                                          --------     --------
Standardized measure of discounted future
  net cash flows, end of year                             $168,539     $110,591
                                                          ========     ========